Exhibit 14(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-103549 of Merrill Lynch Global Growth Fund, Inc. on Form N-14 of our report dated January 10, 2003 appearing in the November 30, 2002 Annual Report of Mercury Global Holdings, Inc., in the Statement of Additional Information which is part of this Registration Statement, and to the references to us under the caption “COMPARISON OF THE FUNDS - Financial Highlights - Global Holdings” and “EXPERTS”, appearing in the Proxy Statement and Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey March 27, 2003